                                                               [CNA LOGO] SURETY


FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------

CONTACT:  John S. Heneghan, 312/822-1908
          Doreen Lubeck, 773/583-4331

                   CNA SURETY ANNOUNCES THIRD QUARTER RESULTS

CHICAGO, NOVEMBER 4, 2002 -- CNA Surety Corporation (NYSE:SUR) today reported that net income for the third quarter of 2002 decreased to $2.6 million, or $0.06 per share, from $12.0 million, or $0.28 per share, for the same period in 2001. Operating earnings, after income taxes, decreased to $3.1 million from $11.8 million in 2001. These decreases reflect lower underwriting income, partially offset by reduced amortization expense due to the required adoption of new accounting standards with respect to goodwill and other intangible assets, and reduced interest expense. Underwriting results declined $15.3 million to an underwriting loss of $2.2 million, primarily due to estimated net incurred losses of $12.0 million, or $0.18 per share, related to the September, 2002 bankruptcy filing of a national trucking concern. In addition, the Company recorded net unfavorable loss reserve development for prior accident years of $4.2 million. Underwriting results also reflect the increased costs of the Company's 2002 excess of loss reinsurance program which was partially offset by reduced acquisition and underwriting expenses.

For the quarter ended September 30, 2002, gross written premiums increased 10 percent to $97.0 million. Gross written premiums for contract surety increased 14 percent to $55.5 million. Commercial surety premiums increased seven percent for the quarter to $34.6 million. These increases were primarily due to growth in public construction spending and improving rates for contract surety, as well as continued bond volume growth of small commercial products. The premium impact of improving rates on large commercial bonds was essentially offset by the Company's ongoing efforts to reduce aggregate exposures to large commercial accounts. Ceded written premiums increased $6.7 million to $10.6 million for the third quarter compared to the same period of last year primarily due to higher rates on the Company's 2002 excess of loss reinsurance program. Net written premiums increased three percent to $86.4 million.

Underwriting results decreased $15.3 million to an underwriting loss of $2.2 million for the third quarter of 2002 as compared to the same period last year. The loss and combined ratios were 44.7 percent and 102.8 percent, respectively, for the third quarter of 2002, compared to 20.8 percent and 84.0 percent, respectively, for the same period in 2001. As in prior quarters of 2002, the Company's loss and combined ratios were higher than the prior year due to the increase in the Company's per principal net retention from $5 million to $20 million under its 2002 excess of loss reinsurance program, as well as the higher reinsurance rates associated with this reinsurance contract. In the third quarter of 2002, the Company's results reflect an additional increase in the loss and combined ratios related to the $12.0 million bankruptcy loss and $4.2 million of net unfavorable loss reserve development for prior accident years. The expense ratio decreased to 58.1 percent for the third quarter of 2002 compared to 63.2 percent for the same period in 2001, primarily due to a reduction in acquisition and underwriting expenses.

Net income for the nine months ended September 30, 2002 declined to $26.1 million, or $0.61 per share, from $36.3 million, or $0.85 per share, in 2001. Operating earnings, after income taxes, declined to $25.7 million from $36.0 million in 2001. These decreases were primarily attributable to reduced underwriting income, partially offset by reduced amortization and interest expense. Underwriting income declined $23.4 million to $17.4 million primarily due to the aforementioned bankruptcy loss, net unfavorable loss reserve development for prior accident years and the increased costs of the Company's 2002 excess of loss reinsurance program.

Gross written premiums increased 10 percent for the nine months ended September 30, 2002 to $274.6 million. Commercial surety and contract surety written premiums increased 13 percent and 10 percent, to $104.6 million and $148.8 million, respectively, reflecting trends comparable to the third quarter of 2002. Ceded written premiums increased $25.7 million to $37.4 million for the first nine months of 2002 compared to the same period of last year. This was primarily due to the aforementioned increase in costs related to the 2002 excess of loss reinsurance program and the purchase in the first quarter of 2002 of extended discovery coverage on the Company's 2001 excess of loss reinsurance program. Net written premiums decreased slightly to $237.2 million.

The loss and combined ratios were 32.2 percent and 92.2 percent, respectively, for the first nine months of 2002, compared to 21.0 percent and 82.8 percent for the same period in 2001. The higher loss and combined ratios principally relate to the $12.0 million bankruptcy loss and $5.1 million of net unfavorable loss reserve development for prior accident years. The loss and combined ratios in 2002 were also higher due to changes in the Company's reinsurance programs. The expense ratio decreased to 60.0 percent for the nine months of 2002 compared to
61.8 percent for the same period in 2001, primarily due to a reduction in acquisition and underwriting expenses.

As the foregoing operating results for 2002 indicate, the Company's business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. The Company's performance, much like that of other surety companies and commercial credit providers, has been materially impacted by the significant increase in corporate defaults on a worldwide basis through the end of the third quarter of 2002. Because the nature of our business is to insure against non-performance, our operations will continue to be negatively impacted if the trend toward increased corporate defaults does not reverse itself. These economic and credit conditions may also impact the availability and cost of reinsurance.

As of January 1, 2002, the Company adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 142 concerning the accounting for goodwill and other intangible assets. The adoption of this standard eliminated the Company's amortization of goodwill and intangibles as of December 31, 2001 and therefore, increased the Company's reported third quarter and nine-month net income by $1.4 million, or 3 cents per share, and $4.3 million, or 10 cents per share, respectively, as compared to the same periods in 2001. If the provisions of this standard were applied to prior periods, net income for the three and nine month periods ended September 30, 2001 would have been $13.4 million, or $0.31 per share and $40.6 million, or $0.95 per share, respectively.

On September 30, 2002, CNA Surety refinanced $65 million of outstanding borrowings under its expiring credit agreement with a $35 million revolving credit loan and a $30 million three year term loan. On November 30, 2002, $15 million of the total loans will become due and payable if not repaid or refinanced prior to that date. CNA Surety's largest shareholder, CNA Financial Corporation, has guaranteed CNA Surety's obligation to repay $15 million of loans through November 30, 2002. If CNA Financial is required to perform on its guaranty, any such amounts will be treated as loans from CNA Financial Corporation to CNA Surety and will carry significant interest and penalties. CNA Surety is exploring other capital opportunities to repay or refinance $15 million of loans.

At September 30, 2002, stockholders' equity increased to $414 million, or $9.64 per share, up seven percent from December 31, 2001. This increase is after common stockholder dividends of $0.45 per share, which reflect a 15% increase over dividends paid in the same nine month period in 2001. In light of the aforementioned business conditions, it is likely that the Company's Board of Directors will reassess the level of dividend it deems reasonable for the Company to distribute to shareholders of common stock.

The Company has not repurchased any of its shares in 2002. As of September 30, 2002, the Company had repurchased approximately 1.5 million of its shares at an aggregate cost of $15.6 million since the inception of the Company's share repurchase program in 1999.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 35,000 independent agencies. A more detailed discussion and analysis of the Company's results of operations, liquidity and capital resources and financial condition as of and for the periods ended September 30, 2002 will be contained in the Company's Form 10Q to be filed with the Securities and Exchange Commission by November 14, 2002. The Company's Securities and Exchange Commission filings are available at www.sec.gov or visit us at www.cnasurety.com on the World Wide Web for a direct link to the SEC website.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

NOTE: A conference call for investors and the professional investment community will be held at 10:00 a.m. Central time on November 5, 2002. On the conference call will be Mark C. Vonnahme, President and Chief Executive Officer of CNA Surety Corporation and John S. Heneghan, Chief Financial Officer of CNA Surety Corporation. It will also be broadcast live on the internet at www.firstcallevents.com/service/ajwz369375524gf12.html or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 11:00 a.m. Central time on November 5 until 11:00 a.m. on November 12, 2002 by dialing 800-839-6713, passcode 5337954 or over the Internet at the foregoing websites.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in CNA Surety Corporation's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.


                                      # # #


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                                       -3-

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                                  THREE MONTHS ENDED          NINE MONTHS ENDED
                                                     SEPTEMBER 30,               SEPTEMBER 30,
                                                -----------------------     -----------------------
                                                  2002          2001          2002          2001
                                                ---------     ---------     ---------     ---------
OPERATING RESULTS:

Gross written premiums                          $  97,029     $  87,991     $ 274,595     $ 249,257
                                                =========     =========     =========     =========

Net written premiums                            $  86,385     $  84,058     $ 237,174     $ 237,509
                                                =========     =========     =========     =========

Revenues:
  Net earned premiums                           $  79,196     $  81,931     $ 222,159     $ 237,530
  Net investment income                             7,031         7,088        21,258        22,303
  Net realized investment gains (losses)             (698)          367           625           530
                                                ---------     ---------     ---------     ---------
     Total revenues                                85,529        89,386       244,042       260,363
                                                ---------     ---------     ---------     ---------


Expenses:
  Net losses and loss adjustment expenses(1)       35,380        17,068        71,633        49,967
  Net commissions, brokerage and
       other underwriting                          46,027        51,748       133,173       146,769
  Interest expense                                    407           803         1,310         3,348
  Amortization of intangible assets                    --         1,525            --         4,573
                                                ---------     ---------     ---------     ---------
     Total expenses                                81,814        71,144       206,116       204,657
                                                ---------     ---------     ---------     ---------

Income before income taxes                          3,715        18,242        37,926        55,706

Income taxes                                        1,098         6,228        11,850        19,405
                                                ---------     ---------     ---------     ---------

NET INCOME                                      $   2,617     $  12,014     $  26,076     $  36,301
                                                =========     =========     =========     =========

Basic earnings per common share                 $    0.06     $    0.28     $    0.61     $    0.85
                                                =========     =========     =========     =========

Diluted earnings per common share               $    0.06     $    0.28     $    0.61     $    0.85
                                                =========     =========     =========     =========

Basic weighted average shares outstanding          42,945        42,758        42,896        42,736
                                                =========     =========     =========     =========

Diluted weighted average shares outstanding        43,094        42,945        43,048        42,939
                                                =========     =========     =========     =========

OPERATING EARNINGS, AFTER INCOME TAXES:
Net income                                      $   2,617     $  12,014     $  26,076     $  36,301
Net realized investment (gains) losses                454          (239)         (406)         (345)
                                                ---------     ---------     ---------     ---------

Operating earnings                              $   3,071     $  11,775     $  25,670     $  35,956
                                                =========     =========     =========     =========

DIVIDENDS PAID PER SHARE                        $    0.15     $    0.15     $    0.45     $    0.39
                                                =========     =========     =========     =========



               See notes to Press Release Investor Data on page 5.

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                                 THREE MONTHS ENDED         NINE MONTHS ENDED
                                                     SEPTEMBER 30,             SEPTEMBER 30,
                                               ----------------------     ---------------------
                                                 2002          2001         2002         2001
                                               --------      --------     --------     --------
UNDERWRITING RESULTS:

Gross written premiums:
   Contract                                    $ 55,503      $ 48,655     $148,773     $134,999
   Commercial                                    34,630        32,510      104,615       92,933
   Fidelity and other                             6,896         6,826       21,207       21,325
                                               --------      --------     --------     --------
                                                 97,029        87,991      274,595      249,257
                                               ========      ========     ========     ========
Net written premiums:
  Contract                                     $ 50,527      $ 45,722     $131,709     $125,001
  Commercial                                     29,289        31,510       85,232       91,183
  Fidelity and other                              6,570         6,826       20,233       21,325
                                               --------      --------     --------     --------

                                               $ 86,386      $ 84,058     $237,174     $237,509
                                               ========      ========     ========     ========

Net earned premiums                            $ 79,196      $ 81,931     $222,159     $237,530
Net losses and loss adjustment expenses (1)      35,380        17,068       71,633       49,967
Net commissions, brokerage and other
      underwriting expenses                      46,027        51,748      133,173      146,769
                                               --------      --------     --------     --------
Underwriting income                            $ (2,211)     $ 13,115     $ 17,353     $ 40,794
                                               ========      ========     ========     ========

Loss ratio (1)                                     44.7%         20.8%        32.2%        21.0%
Expense ratio                                      58.1          63.2         60.0         61.8
                                               --------      --------     --------     --------
Combined ratio (1)                                102.8%         84.0%        92.2%        82.8%
                                               ========      ========     ========     ========

CASH FLOW DATA:

Net cash provided by operations                $ 36,623      $ 23,633     $ 73,613     $ 36,018


                                                                       SEPTEMBER 30, December 31,
CONSOLIDATED BALANCE SHEET DATA:                                           2002         2001
                                                                        ----------   ----------
Invested assets and cash                                                $  643,813   $  579,657
Intangible assets, net                                                     143,785      143,785
Total assets                                                             1,126,533    1,061,598

Insurance reserves                                                         558,005      516,190
Long-term debt                                                              65,816       76,195
Total stockholders' equity                                                 414,084      388,428

Book value per share                                                    $     9.64   $     9.08

Outstanding shares                                                          42,947       42,780
                                                                        ==========   ==========


-------------------------------------------
NOTES TO PRESS RELEASE INVESTOR DATA

(1) Includes the effect of recording revisions of prior year reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions were additions of $4,168, or 5.3%, and $526, or 0.6%, for three months ended September 30, 2002 and 2001, respectively, and an addition of $5,077, or 2.3%, and $371, or 0.2%, for nine months ended September 30, 2002 and 2001, respectively.










                                       -5-